Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Edward Gallup
770-441-2051

Immucor Reports Nasdaq Notice Related to Delay in Filing Form 10-K

NORCROSS, GA. (September 1, 2005) - Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today that the Company has received a Nasdaq Staff Determination letter dated August 31, 2005, indicating that due to the Company’s failure to timely file its Form 10-K for the fiscal year ended May 31, 2005, the Company’s common stock is subject to delisting from the Nasdaq National Market.  Such letters are standard procedure when a company is late in filing a Form 10-K, and the Company intends to respond promptly.  The Company has the right to a hearing before a Nasdaq Listing Qualifications Panel, and intends to timely request a hearing, which will automatically stay the delisting of the Company’s securities pending a decision from the Panel.

The Company previously announced on August 29, 2005 it would not timely file its Form 10-K due to additional accounting, auditing and Sarbanes Oxley Section 404 procedures to account for an employee bonus accrual for the fiscal year ended May 31, 2005.  As a result of the Company’s failure to timely file its Form 10-K, the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14).  The Company believes it otherwise complies with all applicable Nasdaq rules.

As a result of the above, the symbol “E” will be added to the Company’s’ trading symbol commencing on the opening of business on September 2, 2005.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and automated systems used by hospitals, clinical laboratories and blood banks to detect and identify certain properties of the cell and serum components of human blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, including, without limitation, statements concerning the Company’s expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission, including those set forth in the Company’s most recent Form 10-K and Quarterly Reports on Form 10-Q.